UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): October 4, 2005

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4034	51-0354549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, CA 90245

(Address of principal executive offices including zip code)

(310) 536-2400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Alliance and Product Supply Agreement

On October 5, 2005, DaVita Inc., a Delaware corporation (the “Company”) entered into an Alliance and Product Supply Agreement (the “APS Agreement”), with Gambro AB, a company organized under the laws of the Kingdom of Sweden (“Gambro AB”) and Gambro Renal Products Inc., a Colorado corporation (“Gambro Renal Products”), a subsidiary of Gambro AB, pursuant to which the Company has agreed to purchase certain hemodialysis products, supplies and equipment from Gambro Renal Products at the fixed prices set forth in the APS Agreement. In addition, the parties to the APS Agreement have agreed to cooperate with each other pursuant to the terms of the APS Agreement in the development of dialysis products. The Company entered into the APS Agreement in conjunction with the closing of its acquisition of Gambro Healthcare, Inc., a Tennessee corporation (“Gambro Healthcare”), from Gambro, Inc., a Colorado corporation (“Gambro”), a subsidiary of Gambro AB and an affiliate of Gambro Renal Products. The acquisition of Gambro Healthcare is described under Item 2.01 below.

The APS agreement has an initial term of seven years, during which the Company has committed to purchase, subject to specified transition periods, a significant majority of its requirements for hemodialysis products, supplies and equipment. For the twelve months ended December 31, 2004, the Company’s total spending on hemodialysis products, supplies and equipment was less than 8% of its total operating costs (approximately 7% pro forma for the Gambro Healthcare acquisition). At the end of the initial term, if the Company has not negotiated terms of an extension of the APS Agreement, the APS Agreement will automatically renew for three additional one-year periods. Beginning in the second such renewal period, the Company’s requirement to purchase products, supplies and equipment from Gambro Renal Products will decline as a percentage of the Company’s total requirements for these products.

The foregoing description of the APS Agreement is qualified in its entirety by reference to the APS Agreement which will be filed with the Company’s Form 10-Q for the quarter ended September 30, 2005.

New Senior Secured Credit Facilities

On October 5, 2005, the Company entered into a Credit Agreement (the “Credit Agreement”), with JPMorgan Chase Bank, N.A. serving as the Administrative Agent and Collateral Agent, Credit Suisse, Cayman Islands Branch, serving as the Syndication Agent and Bank of America, N.A., Wachovia Bank, National Association, Bear Stearns Corporate Lending Inc., The Bank of New York, The Bank of Nova Scotia, The Royal Bank of Scotland plc and WestLB AG, New York Branch acting as Co-Documentation Agents. The facilities under the Credit Agreement consist of a $250 million six-year revolving credit facility, a $350 million six-year term loan A facility and a $2,450 million seven-year term loan B facility (collectively, the “Facilities”). As of October 5, 2005, the Company had borrowings under the Facilities of $2,800 million of term loans, reflecting the full amount of the term loans, and $50 million of the revolving credit facility, which borrowings along with available cash were used to purchase Gambro Healthcare and pay related fees and expenses, and to pay fees and expenses in connection with the termination of the Company’s existing credit facility. Upon the payment of those fees and expenses, the Third Amended and Restated Credit Agreement dated July 30, 2004 among the Company, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and the other lenders party thereto, as amended, and all related loan documents and security interests were terminated.

The Facilities are guaranteed by substantially all of the Company’s direct and indirect wholly-owned domestic subsidiaries. The Facilities are also secured by substantially all of the Company’s and its subsidiary guarantors’ assets (other than assets that are to be divested by the Company pursuant to the Consent Order described in Item 2.01 below) pursuant to the Security Agreement the (“Security Agreement”) dated as of October 5, 2005, by and among the Company, the subsidiaries of the Company named therein and JPMorgan Chase Bank, N.A., as the Collateral Agent for the lenders party to the Credit Agreement. In addition, the Facilities are secured by first priority pledges of the equity interests of each domestic subsidiary that are directly owned by the Company or any guarantor of the Facilities. Loans under the Credit Agreement will bear interest, at the Company’s option, at (a) the base rate, defined as the higher of (i) the federal funds rate plus 0.50% and (ii) the prime commercial lending rate of JPMorgan Chase Bank, N.A., plus an applicable interest margin, initially ranging from 1.00% to 1.25% or (b) a rate per annum equal to the LIBOR rate plus an applicable interest margin, initially ranging from 2.00% to 2.25%.

Amounts borrowed under the Facilities may be voluntarily prepaid at any time without premium or penalty. All of the net cash proceeds from certain (i) asset sales and insurance recoveries that are not reinvested within a prescribed time, (ii) debt financings and (iii) receivables securitizations, must be used to prepay amounts borrowed under the Facilities. Prepayments of the term loan B facility made prior to June 15, 2006 with proceeds from debt financings (excluding receivables securitizations) will be subject to a premium equal to 1% of the amount prepaid. In addition, a portion of excess cash flow (as defined in the Credit Agreement) and, under some circumstances, 50% of the net cash proceeds from equity securities issuances, must be used to prepay amounts borrowed under the Facilities.

The Credit Agreement contains customary affirmative covenants and customary limits and restrictions concerning, among other things, sales of assets, mergers and acquisitions, dividends, stock repurchases, redemptions, indebtedness, investments, liens and negative pledges, sale and leaseback transactions and prepayments on subordinated indebtedness. In addition, the Credit Agreement requires compliance on a quarterly basis with certain financial covenants, including a leverage ratio and an interest coverage ratio.

The aggregate amount of the Facilities may be increased by up to $500 million as long as no default exists or would result from such increase and the Company remains in compliance with the financial covenants after such increase. Such additional loans would be on substantially the same terms as the original borrowings under the Facilities.

The Facilities provide for customary events of default with corresponding customary grace periods, including, among other matters, failure to pay any principal or interest when due, failure to comply with certain covenants, certain insolvency or receivership events affecting the Company or its material subsidiaries, and a change of control of the Company (as defined in the Credit Agreement). In the event of a default by the Company, the Administrative Agent may, and at the request of the requisite number of lenders shall, take either or both of the following actions: declare all amounts owing under the Credit Agreement immediately due and payable, and terminate the lenders’ commitments to make loans under the Credit Agreement. For certain events of default related to insolvency and receivership, the commitments of lenders will be automatically terminated and all outstanding loans will become immediately due and payable.

The foregoing description of the Facilities is qualified in its entirety by reference to the Credit Agreement and the Security Agreement which will be filed with the Company’s Form 10-Q for the quarter ended September 30, 2005.

Supplemental Indentures

In connection with the acquisition of Gambro Healthcare described under Item 2.01 below, Gambro Healthcare and all of the Gambro Healthcare subsidiaries that became guarantors of the Company’s indebtedness under the Facilities, also became guarantors of the Company’s 6 5/8% Senior Notes due 2013 (the “Senior Notes”) and the Company’s 7 1/4% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”). In that regard, the Indenture, dated as of March 22, 2005, by and among the Company, the Guarantors (as defined therein) and The Bank of New York Trust Company, N.A., as Trustee (the “Senior Trustee”) relating to the Senior Notes was supplemented and amended by the Supplemental Indenture dated October 5, 2005, by and among the Company, the Guarantors, the persons named as Additional Guarantors (as defined therein) and Senior Trustee; and the Indenture, dated as of March 22, 2005, by and among the Company, the Guarantors (as defined therein) and The Bank of New York Trust Company, N.A., as Trustee (the “Senior Subordinated Trustee”) relating to the Senior Subordinated Notes was supplemented and amended by the Supplemental Indenture dated October 5, 2005, by and among the Company, the Guarantors (as defined therein), the persons named as Additional Guarantors (as defined therein) and Senior Subordinated Trustee.

The foregoing description of the Supplemental Indentures is qualified in its entirety by reference to the Supplemental Indentures which will be filed with the Company’s Form 10-Q for the quarter ended September 30, 2005.

Voluntary Deferral Plan

On October 5, 2005, the Board of Directors of the Company approved the adoption of the DaVita Voluntary Deferral Plan (the “Plan”). The Plan is a spinoff of the Gambro Healthcare Voluntary Deferral Plan. The Plan permits certain employees designated by the Plan administrator whose annualized base salary equals or exceeds a minimum threshold amount as set by the Company for the relevant year of deferral to elect to defer the receipt of certain compensation. Effective prior to January 1, 2006, a participant under the Plan may elect to defer all or a portion of his or her annual bonus payment and up to 15% of his or her base salary into a deferral account maintained by the Company. Effective January 1, 2006, a participant under the Plan may elect to defer all or a portion of his or her annual bonus payment and up to 50% of his or her base salary into a deferral account maintained by the Company. Any deferral election must generally be made by a date designated by the Plan administrator prior to the calendar year in which services are performed, or by June 30 of the bonus year in the case of deferral elections with respect to annual bonus payments. Deferred amounts are generally paid out in cash based on the participant’s election: (1) in the year following retirement, (2) in the second year following retirement or (3) in a year certain that is, in the case of amounts deferred after December 31, 2004, at least three years after the date the deferral election is executed for all compensation other than the participant’s annual bonus payment and at least four years after the deferral election is executed for the participant’s annual bonus payment and in the case of amounts deferred before January 1, 2005, at least three years beyond the year for which the deferral election was effective.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan which will be filed with the Company’s Form 10-Q for the quarter ended September 30, 2005.

Thomas O. Usilton, Jr.

On October 5, 2005, the Company agreed to pay Mr. Usilton, Group Vice President, an additional $125,000 in cash compensation on the anniversary of the date of the closing of the acquisition of Gambro Healthcare for each of the following four years beginning on October 5, 2006; provided that Mr. Usilton continues to be an employee of the Company on such anniversary date. Such amount is in addition to amounts which Mr. Usilton is otherwise eligible to receive under his employment agreement with the Company.

Audit Committee Fees

On October 4, 2005, the Compensation Committee of the Company’s Board of Directors agreed to pay meeting fees to members of the Audit Committee for meetings held via telephone to discuss quarterly earnings releases regardless of the length of such telephone meetings in an amount not to exceed $2,000 per meeting.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition of Gambro Healthcare

On October 5, 2005, pursuant to the Stock Purchase Agreement dated December 6, 2004, as amended (the “Stock Purchase Agreement”), by and among the Company, Gambro AB and Gambro, the Company acquired all of the outstanding capital stock of Gambro Healthcare from Gambro for an aggregate purchase price of $3.05 billion. The purchase price reflects (i) a cash purchase price of approximately $1.8 billion and (ii) the assumption of approximately $1.25 billion of Gambro Healthcare indebtedness (nearly all of which was inter-company indebtedness). The Company was required to repay the Gambro Healthcare inter-company indebtedness, including accrued interest, simultaneously with the closing of the Gambro Healthcare acquisition. In addition, the Company will be required to pay additional amounts to Gambro post-closing to the extent that the Company makes an election pursuant to Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition. If the Company makes an election pursuant to Section 338(h)(10) of the Internal Revenue Code as permitted under the Stock Purchase Agreement, the Company would be required to make an additional cash payment to Gambro, which the Company currently estimates would be approximately $150 million to $170 million.

Disposition of Divested Centers

On October 6, 2005, pursuant to the Amended and Restated Asset Purchase Agreement effective as of July 28, 2005, as further amended (the “Asset Purchase Agreement”), by and among the Company, Gambro Healthcare and Renal Advantage Inc., a Delaware corporation, formerly known as RenalAmerica, Inc. (“Renal Advantage”), the Company and Gambro Healthcare completed the sale of 70 freestanding renal dialysis centers to Renal Advantage. The sale of an additional three centers will be made pursuant to the Asset Purchase Agreement upon receipt of Illinois state regulatory approval, and is expected to close within the next 60 days. Also on October 6, 2005, one other center was sold to a separate physician group and two management services agreements were terminated.

The Company is receiving aggregate cash consideration of approximately $328 million for all of the centers being divested (collectively, the “Divested Centers”), subject to post-closing adjustments and taxes on the sale. As part of the transaction, Renal Advantage will assume specified liabilities related to the centers it is acquiring. All other liabilities, as well as accounts receivable, will be retained by the Company.

Of the Divested Centers sold or being sold to Renal Advantage, 68 were required to be disposed of in accordance with a consent order (the “Consent Order”) issued by the Federal Trade Commission on October 4, 2005. The Consent Order required the Company to divest 69 outpatient dialysis centers and to terminate two management services agreements through which it managed outpatient dialysis centers on behalf of third-party owners. A copy of the Consent Order issued on October 4, 2005 is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

A copy of the press release dated October 5, 2005 announcing the expected funding and closing of the acquisition of Gambro Healthcare and a copy of the press release dated October 5, 2005 announcing the consummation of the acquisition of Gambro Healthcare are attached as Exhibit 99.2 and 99.3, respectively, to this Current Report and are incorporated herein by reference. A copy of the press release dated October 6, 2005 announcing the consummation of the Company’s disposition of certain of the Divested Centers is attached as Exhibit 99.4 to this Current Report and is incorporated herein by reference.

This Current Report contains forward-looking statements, including statements relating to the estimated additional purchase price payable by the Company if the Company makes an election pursuant to Section 338(h)(10) of the Internal Revenue Code under the Stock Purchase Agreement and the anticipated closing date of the three Divested Centers to be sold under the Asset Purchase Agreement upon receipt of Illinois state regulatory approval. These statements involve substantial known and unknown risks and uncertainties that could cause the actual results to differ materially from those described in this Current Report. The Company’s forward-looking statements are based on information currently available to it, and the Company undertake no obligation to update or revise these statements, whether as a result of changes in underlying factors, new information, future events or other developments.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company entered into a new senior secured credit facility on October 5, 2005 which is described under Item 1.01 of this Current Report under the caption “New Senior Secured Credit Facilities” and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The Company will file the financial statements required by this Item as an amendment to this Form 8-K not later than 71 days after the date on which this Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The Company will file the financial statements required by this Item as an amendment to this Form 8-K not later than 71 days after the date on which this Form 8-K is required to be filed.

(c)	Exhibits.

2.1 Stock Purchase Agreement dated December 6, 2004, by and among DaVita Inc., Gambro AB and Gambro, Inc.(1)

2.2 Amended and Restated Asset Purchase Agreement effective as of July 28, 2005, by and among DaVita Inc., Gambro Healthcare, Inc. and Renal Advantage Inc., a Delaware corporation, formerly known as RenalAmerica, Inc.(2)

99.1 Decision and Order of the Federal Trade Commission relating to the acquisition of Gambro Healthcare, Inc., issued October 4, 2005. (2)

99.2 Press release dated October 5, 2005 announcing the expected funding and closing of the acquisition of Gambro Healthcare, Inc. (2)

99.3 Press release dated October 5, 2005 announcing the consummation of the acquisition of Gambro Healthcare, Inc. by DaVita Inc. and the entry into the new senior secured credit facilities. (2)

99.4 Press release dated October 6, 2005 announcing the sale of certain dialysis centers of DaVita Inc. and Gambro Healthcare, Inc. (2)

(1)	Incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 8, 2004.

(2)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 11, 2005	DAVITA INC.

	By:	/s/ Joseph Schohl
Joseph Schohl
Vice President, General Counsel and Secretary